Silver Star Properties REIT Announces Significant Progress in
New Direction Plan

HOUSTON — July 5, 2024 — Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) is a self-managed real estate investment trust that is currently repositioning in an orderly manner into the self-storage and single tenant real estate assets. Today the Company announced an update to the on-going litigation between the Company and former CEO, Allen R. Hartman (“Hartman”) in Maryland state court. On June 17, 2024, the Circuit Court for Baltimore City signed an order denying Hartman and Hartman vREIT XXI, Inc.’s motion for partial summary judgement. Hartman’s motion sought the drastic and unprecedented measure of liquidating a solvent Company where there is no deadlock and no claim of oppression.

Gerald Haddock, Executive Chairman of the Executive Committee of Silver Star and Chief Executive Officer, stated, “We are pleased with the Court’s ruling and will continue our progress towards our goals of moving the Company into self-storage and single tenant real estate assets and making distributions to our shareholders much quicker, all of which have been hindered by the dissident shareholder’s interference.”
The Company will continue to conduct an orderly transition of its legacy assets to maximize capital available for redeployment into the self-storage and single tenant real estate assets. The Company has 20 remaining legacy assets which it intends to sell as soon as reasonably possible. When the transition has been completed, based upon value estimates and anticipated expenses, all of which can change, Silver Star has estimated that it will have approximately $350 million in self-storage and single-tenant real estate assets, with an estimated loan-to-value ratio of approximately 65%. As explained below, not including any assets in the Southern Star DSTs, Silver Star has $100.75M in self-storage and single tenant real estate assets.

As part of its pivot strategy, on June 28, 2024, the Company completed the sale of the Richardson Heights Shopping Center located in Richardson, Texas for $40.5 million. The 201,433 square foot shopping center went under contract April 11, 2024, and at that time, was anchored by an Alamo Draft House Cinema franchisee, Iced Tea with Lemon LLC. The property was under contract for sale to an unrelated third party and expected to close on June 12, 2024. On June 6, 2024, the franchisee, Iced Tea with Lemon LLC, filed a petition under Chapter 7 of the bankruptcy code, which was widely reported in the local media. The Chapter 7 filing threatened the scheduled sale but through heavy negotiations on the part of Gerald Haddock and the Silver Star team, together with its counsel Michaela Crocker and John Mitchell of Katten Munchin Rosenman LLP, on June 27, 2024, the U.S Bankruptcy Court for the Northern District of Texas, held an expedited hearing. The hearing resulted in a transaction between Alamo Draft House Cinema, the franchisor of Alamo Draft House and a subsidiary of Sony, to bid and ultimately acquire the rights of the bankruptcy estates to the theater franchises and right to assume the in place leases. Gerald Haddock stated, “These are the types of creative transactions this Company is newly positioned to execute.”

Additionally, in furtherance of its goals to maximize capital, on July 1, 2024, the Company completed the acquisition of sixteen (16) triple-net properties leased by Walgreens for $60.25 million which was 100% financed. Gerald Haddock stated, “We believe these properties are being advantageously acquired in a strategic fashion to help with continuing as rapidly as possible the disposition of our legacy assets and our new conversion to other asset classes.” As the Company executes its orderly transition to other asset classes, the Walgreen’s portfolio acquisition provides the Company with a number of replacement properties to facilitate 1031 tax-free exchange transactions with a goal of eliminating or minimizing any tax cost. The Company has already identified eight (8) of the Walgreens as exchange properties in connection with legacy assets already sold. Mr. Haddock emphasized “If the macro economy benefits from anticipated lower interest rates, single tenant lease properties may afford an even higher return for the Company. Regardless, this investment is a vehicle to facilitate replacement exchanges resulting in significant savings in capital gain tax deferral from legacy assets sold.”

As of July 1, 2024, Silver Star has completed the acquisition of three self-storage properties at a combined cost of $40.75 million, comprising 1,668 units within 161,164 square feet. In July 2024, the Company expects to close its fourth self-storage property acquisition of a 907 unit, 81,370 square feet Class A facility located in Delray Beach, Florida. The Company has two other self-storage facilities under contract which it expects to close by the end of the third quarter. David Wheeler states, “We’ve actively covered the Sunbelt to build a brokerage network and substantial pipeline of acquisition opportunities for Silver Star that facilitates our growing portfolio of institutional grade self-storage properties.  In 2023, Silver Star in building this pipeline reviewed approximately 400 acquisition opportunities worth about $3.8 billion.”
The transition of legacy assets and acquisition of self-storage and single tenant real estate assets is fundamental to the success of the Company’s New Direction Plan. The Company’s ongoing relationship with Raymond James, led by Jozsi Popper, has been fruitful and invaluable from the beginning of Raymond James’ engagement by the Company to source capital and provide ongoing oversight of our underwriting processes as the Company further expands its ownership of institutional quality assets. Jozsi Popper added, “We are pleased to be a part of helping the Company to quickly and successfully achieve its New Direction Plan.”
“The goal of the New Direction Plan is to position the Company where it can resume distributions to shareholders, achieve an exchange listing of Company shares and undertake a new IPO. Overcoming the detrimental results of prior leadership and achieving maximum shareholder value are the order of the day” reiterated Gerald Haddock.
Mr. Haddock, who has been instrumental in founding and building major public companies such as Crescent Real Estate, Ensco, Consolidated Petroleum Industries, Wolverine Exploration, and more recently, two successful SPACs, noted specifically that “the recent and monumental steps taken by the Company since the start of 2024, including the transactions described above, are going to prove to be the cornerstone for this Company. The aggregation of the assets will create the critical mass size that will help catapult Silver Star forward more quickly than expected toward its efforts to achieve an exchange listing.” He further noted that “the effort of the entire Silver Star team, including Michaela Crocker at Katten, reflected a great effort with respect to solving the potentially disastrous issues with respect to a bankrupt anchor tenant. Had the sale of Richardson Heights Shopping Center not been completed, none of the other acquisitions would have happened. The sale did occur within three weeks of the filing of the Chapter 7 filing, and without an adjustment in purchase price. That great result can be attributed to this entire team. David Wheeler is in charge of underwriting and management oversight of the self-storage business and will be directly overseeing the operations of third party managers as an adjunct responsibility to his Chief Operating Officer position for Silver Star.”

The Company also announced it is evaluating potential strategic opportunities for restoring and reenergizing the prospects of its wholly owned subsidiary, Southern Star Investment Management Company (“Southern Star”). As the Company continues its taking charge of day-to-day operations of Southern Star, it is evaluating various options, including new DST offerings that could be beneficial to the Company’s long-term strategy. Moreover, Silver Star is in the process of completing the consolidation of the Southern Star office.

Silver Star is in the process of providing a $1 million loan to Southern Star, and with respect to such loan an independent trustee of the Southern Star DSTs shall negotiate the loan on behalf of Southern Star to ensure an independent arm’s length transaction that is in the best interest of the Southern Star DST investors.

Management of the Southern Star DST programs and properties are now under the direct oversight of David Wheeler and Gerald Haddock; none of the former Southern Star shareholders continue to be directly involved, except for minimal consultation as to historical matters.

Contact:
Investor and Media Relations
press@silverstarreit.com
1-877-734-8876
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Forward-Looking Statements: This press release contains certain forward-looking statements. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and you should not place undue reliance on any such statements. Several important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.